Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2014

LAUREL, Miss. (May 29, 2014) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2014.

Net sales for the second quarter of fiscal 2014 were $660.7 million compared with $621.2 million for the same period a year ago. For the quarter, net income was $51.0 million, or $2.21 per share, compared with net income of $24.4 million, or $1.06 per share, for the second quarter of fiscal 2013.

Net sales for the first six months of fiscal 2014 were $1,245.6 million compared with $1,217.0 million for the same period of fiscal 2013. Net income for the first half of the year totaled $79.9 million, or $3.46 per share, compared with net income of $17.4 million, or $0.76 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2014 reflect lower grain costs and continued favorable demand for poultry products,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our net sales were 6.4 percent higher compared with the second quarter of fiscal 2013, reflecting increased volume offset by slightly lower market prices. Demand for chicken remains strong from our retail grocery store customers, and it appears the relatively high prices of competing protein have shifted some consumer demand to chicken. In addition, while customer traffic through food service establishments remains challenged by macroeconomic factors, relatively high priced beef contributed to improving demand and market prices during the quarter for products produced at our food service plants.

“Our profitability for the second quarter continued to benefit from lower feed costs,” added Sanderson. “Feed costs in flocks processed decreased 19.1 percent compared with last year’s second fiscal quarter. Because of the tight supply of soybeans and the USDA’s lower ending stock estimates for corn, market prices for grain have moved higher since our first quarter. We expect grain prices to remain volatile at least until markets get some visibility on the quantity and quality of this year’s corn and soybean crops, as tight soy supplies and the lowered corn estimates place a premium on favorable growing conditions this summer.”

According to Sanderson, market prices for poultry products were mixed during the second quarter of fiscal 2014 compared with the same quarter a year ago. The simple average of the Georgia dock price for whole chickens increased approximately 4.3 percent in the Company’s second fiscal quarter compared with the same period in 2013, and moved to record high levels in April. Bulk leg quarter market prices were lower than during last year’s second quarter, and reflect lower export demand. Average boneless breast meat prices during the second quarter were flat with the prior year period, but moved significantly higher in April. Jumbo wing prices were down 27.9 percent for the second quarter of 2014 compared with the same period last year. Prices paid for corn decreased 34.0 percent compared with the second quarter of fiscal 2013, while prices paid for soybean meal, the Company’s second primary feed ingredient, increased 8.8 percent.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2014

May 29, 2014

“We continue to make progress on our new facilities in Palestine, Texas,” added Sanderson. Construction is well under way at the feedmill, hatchery and processing plant sites, and we have sufficient interest from independent contract producers to provide housing for our flocks. Indeed, we will place our first pullet flock associated with the Palestine, Texas facility next month.

“Looking ahead, we are reasonably optimistic as we head into the summer months and what is typically the peak demand period for chicken. Total grain costs have moved higher but remain below last year’s prices, and demand for chicken products is expected to remain strong. Weekly broiler egg sets continue to run slightly above last year’s numbers, but breeder placements remain constrained. It appears the reduced size of the breeder flock will constrain production over the short term despite higher industry returns. While macroeconomic conditions continue to affect consumer behavior, market prices for boneless breast meat sold to our food service customers improved through April and May, and market prices for retail grocery store products have also moved higher. Regardless of market conditions, however, we will maintain our focus on maximizing our operating performance and sales execution,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, May 29, 2014, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 29, 2014. Those without Internet access may listen and participate in the call by dialing 888-262-8720, confirmation code 2209363.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2014, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2014

May 29, 2014

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for Second Quarter Fiscal 2014

May 29, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2014	2013	2014	2013
Net sales	$660,717	$621,195	$1,245,600	$1,216,955
Costs and expenses:
Cost of sales	552,311	562,233	1,068,396	1,147,100
Selling, general and administrative	29,915	19,832	53,514	40,397

	582,226	582,065	1,121,910	1,187,497

Operating income	78,491	39,130	123,690	29,458
Other income (expense):
Interest income	10	4	22	7
Interest expense	(741)	(1,807)	(1,652)	(3,612)
Other	32	(120)	48	51

	(699)	(1,923)	(1,582)	(3,554)

Income before income taxes	77,792	37,207	122,108	25,904
Income tax expense	26,804	12,836	42,249	8,476

Net income	$50,988	$24,371	$79,859	$17,428

Basic earnings per share	$2.21	$1.06	$3.46	$0.76

Diluted earnings per share	$2.21	$1.06	$3.46	$0.76
Dividends per share	$0.20	$0.17	$0.40	$0.34

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Sanderson Farms Reports Results for Second Quarter Fiscal 2014

May 29, 2014

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2014	October 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$84,412	$85,563
Accounts receivable, net	108,585	108,980
Inventories	219,017	205,855
Deferred income taxes	603	478
Prepaid expenses and other current assets	31,068	29,867

Total current assets	443,685	430,743

Property, plant and equipment	1,084,317	1,035,044
Less accumulated depreciation	(559,627)	(546,578)

	524,690	488,466

Other assets	4,950	5,436

Total assets	$973,325	$924,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$135,673	$150,744
Current maturities of long-term debt	19,819	10,799

Total current liabilities	155,492	161,543

Long-term debt, less current maturities	10,000	29,414
Claims payable	10,200	9,000
Deferred income taxes	49,453	53,089
Commitments and contingencies
Stockholders’ equity:
Common stock	23,071	23,016
Paid-in capital	148,376	142,482
Retained earnings	576,733	506,101

Total stockholders’ equity	748,180	671,599

	$973,325	$924,645

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